EXHIBIT 99.1

PRESS RELEASE: Coates International, Ltd. acquires financing for up to $10 Million.

Wall Township, NJ, May 1, 2007 - Coates International, Ltd. (OTCBB: COTE) Announces Financing with Dutchess Private Equities Fund, Ltd. for up to $10 Million

Coates International, Ltd. (“Coates”) is pleased to announce that it closed a financing transaction with Dutchess Private Equities Fund, Ltd. that will make available up to $10,000,000 through an Equity Line of Credit. Pursuant to this Agreement, Dutchess shall commit to purchase up to $10,000,000 of the Company's common stock over the course of 36 months. The funds shall become available to Coates at the option and timing determined best by the company, upon the Company’s registration statement on Form SB-2 to register the shares for the Equity Line is deemed effective by the SEC. This transaction was initiated, negotiated and executed by George J. Coates, President and CEO.

George J. Coates, President & CEO, said, "This financing will provide us with access to substantial capital over a period of time, and will help to ensure that we have the funds necessary to implement the initial phase of our business plan. The structure of the Agreement also provides us with a measure of flexibility by allowing us to access this capital at our option, thus protecting our investors from any unnecessary dilution."

For further information please refer to the company's Form 8-K filed today.

About Coates International, Ltd.:

The Company has been developing over a period of more than 15 years a patented spherical rotary valve system, invented by George J. Coates, which is adaptable for use in piston-driven, internal combustion engines of many types. This technology is currently being adapted for use in industrial generators powered by engines designed to run on flare off gas from oilwells, landfill gas and raw natural gas. The Company is actively engaged in making engineering design refinements and testing for our customers.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include market conditions, regulatory approvals, and other risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

CONTACT:	Coates International, Ltd.
Susan Alpert, 732-449-7717
Fax: 732-449-0764
info@coatesengine.com
www.coatesengine.com
SOURCE:	Coates International, Ltd.